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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G
                               (Amendment No. __)*

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                             CALLIDUS SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   13123E 50 0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2003
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of pages 17

CUSIP No. 13123E 50 0                                         Page 2 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Enterprise Associates II, L.P.(1)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,683,826
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,683,826
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,683,826(2)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.49%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(1) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

(2) Includes 3,750 shares subject to outstanding options that are exercisable within 60 days of the date of this filing.

CUSIP No. 13123E 50 0                                         Page 3 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OEA II Management, L.P.(3)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,683,826
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,683,826
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,683,826(4)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.49%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(3) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

(4) Includes 3,750 shares subject to outstanding options that are exercisable within 60 days of the date of this filing.

CUSIP No. 13123E 50 0                                         Page 4 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Enterprise Associates III, L.P.(5)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        558,647
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               558,647
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      558,647
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.48%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(5) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

CUSIP No. 13123E 50 0                                         Page 5 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      OEA III Management, L.L.C.(6)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        558,647
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               558,647
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      558,647
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.48%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(6) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

CUSIP No. 13123E 50 0                                         Page 6 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Standby Fund, L.P.(7)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        480,000
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               480,000
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      480,000
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.13%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(7) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

CUSIP No. 13123E 50 0                                         Page 7 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      GS PEP I ONSET Standby Fund, L.P.(8)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        162,142
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               162,142
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      162,142
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .72%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(8) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

CUSIP No. 13123E 50 0                                         Page 8 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      GS PEP I Offshore ONSET Standby Fund, L.P.(9)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        77,857
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               77,857
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      77,857
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      .35%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(9) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

CUSIP No. 13123E 50 0                                         Page 9 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Standby Management, L.L.C.(10)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        719,999
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               719,999
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      719,999
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      3.20%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(10) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr., T. Opdendyk, S. Mason, L. Bottorff and M. Hilderbrand.

CUSIP No. 13123E 50 0                                        Page 10 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      ONSET Venture Services Corporation(11)
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      California
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        11,880
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            -0-
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               11,880
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        -0-
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,880
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.05%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(11) Voting or dispositive decisions over the shares listed in Row (9) are made by the following individuals: R. Kuhling, Jr. and T. Opdendyk.

CUSIP No. 13123E 50 0                                        Page 11 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Robert F. Kuhling, Jr.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,981,352
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,981,352
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,981,352(12)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(12) Includes 10,750 shares subject to outstanding options exercisable within 60 days of the date of this filing.

CUSIP No. 13123E 50 0                                        Page 12 of 17 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Terry L. Opdendyk
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        -0-
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,981,352
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               -0-
    WITH                --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,981,352
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,981,352(13)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      13.26%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------
(13) Includes 10,750 shares subject to outstanding options exercisable within 60 days of the date of this filing.

Item 1.

(a)   Name of Issuer: Callidus Software, Inc. ("Issuer")

(b)   Address of Issuer's Principal Executive Offices:

            160 West Santa Clara Street, Suite 1500
            San Jose, California  95113
            United States of America

Item 2.

(a)   Name of Person Filing:

           ONSET Enterprise Associates II, L.P. ("OEAII")
           OEA II Management, L.P. ("OEAIIM")
           ONSET Enterprise Associates III, L.P. ("OEAIII")
           OEA III Management, L.L.C. ("OEAIIIM")
           ONSET Standby Fund, L.P. ("ONSETSB")
           GS PEP I ONSET Standby Fund, L.P. ("GSPEP")
           GS PEP I Offshore ONSET Standby Fund, L.P. ("GSPEPOFF") ONSET Standby Management, L.L.C. ("ONSETSBM")
           ONSET Venture Services Corporation ("OVSC")
           Robert F. Kuhling, Jr. ("RFK")
           Terry L. Opdendyk ("TLO")

(b)   Address of Principal Business Office:

           2400 Sand Hill Road, Suite 150
           Menlo Park, California  94025

(c)   Citizenship/Place of Organization:

      Entities: OEAII    -  Delaware
                OEAIIM   -  Delaware
                OEAIII   -  Delaware
                OEAIIIM  -  California
                ONSETSB  -  Delaware
                GSPEP    -  Delaware
                GSPEPOFF -  Delaware
                ONSETSBM -  Delaware
                OVSC     -  California

      Individuals: RFK - United States
                   TLO - United States

(d)   Title of Class of Securities: Common Stock

(e)   CUSIP Number: 13123E 50 0

Item 3.

Not applicable.

Item 4 Ownership.

-------------------------------------------------------------------------------------------------------------------------
                         OEAII       OEAIIM       OEAIII      OEAIIIM     ONSETSB       GSPEP      GSPEPOFF    ONSETSBM
-------------------------------------------------------------------------------------------------------------------------
(a)       Beneficial   1,683,826    1,683,826    558,647      558,647     480,000      162,142      77,857     719,999
          Ownership
-------------------------------------------------------------------------------------------------------------------------
(b)       Percentage      7.49        7.49         7.49        7.49         2.13        0.72         0.35        3.20
          of Class
-------------------------------------------------------------------------------------------------------------------------
(c)       Sole         1,683,826    1,683,826    558,647      558,647     480,000      162,142      77,857     719,999
          Voting
          Power
-------------------------------------------------------------------------------------------------------------------------
          Shared
          Voting
          Power
-------------------------------------------------------------------------------------------------------------------------
          Sole         1,683,826    1,683,826    558,647      558,647     480,000      162,142      77,857     719,999
          Dispositive
          Power
-------------------------------------------------------------------------------------------------------------------------
          Shared
          Dispositive
          Power
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                          OVSC         TLO         RFK
-------------------------------------------------------------------------------------------------------------------------
(a)       Beneficial     11,880     2,981,352   2,981,352
          Ownership
-------------------------------------------------------------------------------------------------------------------------
(b)       Percentage      0.05        13.26       13.26
          of Class
-------------------------------------------------------------------------------------------------------------------------
(c)       Sole           11,880
          Voting
          Power
-------------------------------------------------------------------------------------------------------------------------
          Shared                    2,981,352   2,981,352
          Voting
          Power
-------------------------------------------------------------------------------------------------------------------------
          Sole           11,880
          Dispositive
          Power
-------------------------------------------------------------------------------------------------------------------------
          Shared                    2,981,352   2,981,352
          Dispositive
          Power
-------------------------------------------------------------------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class

Not applicable.

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the limited partnership agreements of each of OEA II, OEAIII, ONSETSB, GSPEP and GSPEPOFF and the limited liability company agreements of each of OEAIIM, OEAIIIM and ONSETSBM, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8. Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(J) of the Act.

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    January 29, 2004

ONSET ENTERPRISE ASSOCIATES II, L.P.              ONSET ENTERPRISE ASSOCIATES III, L.P.
By:      OEA II Management, L.P.                  By: OEA III Management, L.L.C.
         Its general partner                          Its general partner

By:      /s/ Terry L. Opdendyk                    By:  /s/ Terry L. Opdendyk
   -----------------------------------------         --------------------------------------
         General Partner                               Managing Director


OEA II MANAGEMENT, L.P.                           OEA III MANAGEMENT, L.L.C.


By:      /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
   -----------------------------------------          -------------------------------------
         General Partner                              Managing Director


ONSET STANDBY FUND, L.P.                          GS PEP I ONSET STANDBY FUND, L.P.
By:      ONSET Standby Management, L.L.C.         By: ONSET Standby Management, L.L.C.
         Its general partner                          Its general partner


By:      /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
   -----------------------------------------          -------------------------------------
         Managing Director                            Managing Director


GS PEP I OFFSHORE ONSET STANDBY FUND, L.P.        ONSET STANDBY MANAGEMENT, L.L.C.
By:      ONSET Standby Management, L.L.C.
         Its general partner


By:      /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
   -----------------------------------------          -------------------------------------
         Managing Director                            Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/ Robert F. Kuhling, Jr.
   -----------------------------------------
         President


         /s/ Robert F. Kuhling, Jr.
--------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
--------------------------------------------
         Terry L. Opdendyk

EXHIBITS

A: Joint Filing Statement

                                    EXHIBIT A

                            AGREEMENT OF JOINT FILING

      We, the  undersigned,  hereby  express  our  agreement  that the  attached
Schedule 13G is filed on behalf of us.

January 29, 2004

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
ONSET ENTERPRISE ASSOCIATES II, L.P.              ONSET ENTERPRISE ASSOCIATES III, L.P.
By:      OEA II Management, L.P.                  By: OEA III Management, L.L.C.
         Its general partner                          Its general partner

By:      /s/ Terry L. Opdendyk                    By:  /s/ Terry L. Opdendyk
   -----------------------------------------         --------------------------------------
         General Partner                               Managing Director


OEA II MANAGEMENT, L.P.                           OEA III MANAGEMENT, L.L.C.


By:      /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
   -----------------------------------------          -------------------------------------
         General Partner                              Managing Director


ONSET STANDBY FUND, L.P.                          GS PEP I ONSET STANDBY FUND, L.P.
By:      ONSET Standby Management, L.L.C.         By: ONSET Standby Management, L.L.C.
         Its general partner                          Its general partner


By:      /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
   -----------------------------------------          -------------------------------------
         Managing Director                            Managing Director


GS PEP I OFFSHORE ONSET STANDBY FUND, L.P.        ONSET STANDBY MANAGEMENT, L.L.C.
By:      ONSET Standby Management, L.L.C.
         Its general partner


By:      /s/ Terry L. Opdendyk                    By: /s/ Terry L. Opdendyk
   -----------------------------------------          -------------------------------------
         Managing Director                            Managing Director


ONSET VENTURE SERVICES CORPORATION

By:      /s/ Robert F. Kuhling, Jr.
   -----------------------------------------
         President


         /s/ Robert F. Kuhling, Jr.
--------------------------------------------
         Robert F. Kuhling, Jr.


         /s/ Terry L. Opdendyk
--------------------------------------------
         Terry L. Opdendyk
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